                                                                    Exhibit 12.1
                                                                    ------------


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)



                                           Six Months Ended
                                               June 30,                   Year Ended December 31,
                                            ---------------     --------------------------------------------
                                            1997      1996      1996      1995      1994      1993      1992
                                            ----      ----      ----      ----      ----      ----      ----
Earnings:

Consolidated net income.................  $122,567  $111,777  $245,140  $172,019  $139,883  $145,947  $122,065

Provision for income taxes..............     4,428     3,178     7,257     5,588     2,755     2,146     1,233

Fixed charges less interest capitalized.    45,082    31,166    62,985    57,451    49,799    48,877    45,665

Minority interest of subsidiaries with       1,674     2,327     9,729    42,210    42,405    25,571     6,740
 fixed charge...........................  --------  --------  --------  --------  --------  --------  --------

     Total..............................  $173,751  $148,448  $325,111  $277,268  $234,842  $222,541  $175,703
                                          ========  ========  ========  ========  ========  ========  ========

Fixed Charges:

Interest on debt and liabilities -
 amount expensed (includes amortization
 of debt expense)......................   $ 31,192  $ 18,822  $ 38,298  $ 35,855  $ 31,543  $ 32,483  $ 32,155

Interest element of rentals                 13,890    12,344    24,687    21,596    18,256    16,394    13,510
                                          --------  --------  --------  --------  --------  --------  --------
     Total..............................    45,082  $ 31,166  $ 62,985  $ 57,451  $ 49,799  $ 48,877  $ 45,665
                                          ========  ========  ========  ========  ========  ========  ========


Ratio of earnings to fixed charges......     3.85x     4.76x     5.16x     4.83x     4.72x     4.55x     3.85x
                                          ========  ========  ========  ========  ========  ========  ========